QUERYOBJECT SYSTEMS CORPORATION                                  EXHIBIT 11.1

Computation of Net Loss Per Share

                                                            Six Months Ended June 30,         Three Months Ended June 30,
                                                              2000            1999                2000            1999
                                                              ----            ----                ----            ----

Common shares outstanding at beginning of year              4,983,663        1,707,662          4,983,663       1,707,662

     Conversions of preferred stock into common shares      3,489,252           76,118          4,211,747         122,919

     Warrants exercised into common shares                    571,970          209,080            591,696         325,212

     Stock options exercised into common shares                17,505               --             24,301              --
                                                          -----------       ----------          ---------      ----------
Weighted average common shares outstanding                  9,062,390        1,992,860          9,811,407       2,155,793
                                                          ===========       ==========          =========      ==========

Net loss                                                  $(4,066,794)     $(3,252,857)         2,071,902)    $(1,535,320)
                                                          ===========       ==========          =========      ==========

Basic and diluted net loss per common share               $     (0.45)     $     (1.63)             (0.21)    $     (0.71)
                                                          ===========       ==========          =========      ==========
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